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                                                                  EXHIBIT (d)(4)



                       [SAMCO CAPITAL MARKETS LETTERHEAD]


January 2, 2001


Charles E. Bradley
Stanwich Partners, Inc.
62 Southfield Avenue
Stamford, Connecticut   06902

Dear Charlie:

You have requested that SAMCO Capital Markets represent NAB Asset Corporation in its discussions with Centex Corporation. This involves Centex sponsoring a prepackaged bankruptcy leading to control of NAB passing to Centex, with substantially of NAB's creditors being paid.

Should there be a successful conclusion, including:

o        Approval by the NAB board

o        Agreement by NAB's principal shareholders and principal creditor

o        Confirmation of the transaction

SAMCO will be paid a consulting fee of $125,000. This would be in addition to any accrued director's fees I might be entitled to personally.

Please indicate your agreement by signing below.

Sincerely,

SAMCO Capital Markets


/S/ JAMES B. GARDNER
--------------------------------------------
James B. Gardner


AGREED AND ACCEPTED THIS 3RD DAY OF JANUARY, 2001

NAB ASSET CORPORATION


/S/ CHARLES E. BRADLEY
--------------------------------------------
Charles E. Bradley
Chairman and Chief Executive Officer